Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

RCLEC, Inc.	Delaware

RCVA, Inc.	Virginia

RingCentral UK LTD	United Kingdom

RingCentral Canada Inc.	Canada

RingCentral CH GmbH	Switzerland

RingCentral B.V.	Netherlands

RingCentral Florida, LLC	Delaware

RingCentral Hong Kong Limited	Hong Kong

RingCentral Xiamen Software Co., Ltd.	China

RingCentral Singapore Pte. Ltd.	Singapore

RingCentral Ireland Ltd.	Ireland

RingCentral Espana SL	Spain

RingCentral Australia Pty Ltd	Australia

RingCentral Italy, SrL	Italy

RingCentral Japan K.K.	Japan

RingCentral Brasil Soluces EM TI LTDA	Brazil